Exhibit 99.1

Obalon Therapeutics Continues to Urge Stockholders to Vote FOR All Proposals Related to Merger with ReShape Lifesciences

SAN DIEGO, CA – May 20, 2021 – Obalon Therapeutics, Inc. (NASDAQ: OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable gas-filled intragastric balloon system for the treatment of obesity, is taking this opportunity to remind its stockholders to vote on all the proposals related to the proposed merger with ReShape Lifesciences Inc. in advance of the upcoming reconvened special meeting of Obalon stockholders (the “Special Meeting”) on May 25, 2021, at 8:30 a.m. PT.

All stockholders are highly encouraged to vote by phone or email on this critical transaction. Without the required stockholder approval, the merger will not be able to be completed. The failure to complete the merger may result in, among other things, a material adverse effect on Obalon and its stock price.

After giving effect to the merger, Obalon stockholders will own approximately 49% of the stock of the combined company, and as a result, Obalon stockholders would have the opportunity to participate in any future growth of the combined company after the consummation of the merger. The Obalon board of directors has recommended that the Obalon stockholders vote FOR each of the proposals.

Obalon stockholders as of the close of business on April 7, 2021, the record date for the special meeting, are eligible to vote and attend the virtual special meeting whether or not they currently hold those shares.

All materials regarding the Obalon special meeting are available at www.virtualshareholdermeeting.com/OBLN2021SM.

Remember, Your Vote Is Important, No Matter How Many or How Few Shares You Own.

HOW TO VOTE

Obalon urges all stockholders of record who have not yet voted to do so by following the instructions on their proxy card to vote by phone or online.

If you have questions or require assistance in voting your proxy, please call our proxy solicitor MacKenzie Partners toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com for assistance.

About Obalon Therapeutics, Inc.

Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving Obalon Therapeutics, Inc. and ReShape Lifesciences Inc. Obalon filed a registration statement on Form S-4 (File No. 333-254841) with the SEC. The Registration Statement on Form S-4 was declared effective on April 13, 2021. The final joint proxy and consent solicitation statement/prospectus was filed with the SEC on April 13, 2021 and was first sent to the stockholders of Obalon and ReShape on or about April 13, 2021. The final joint proxy and consent solicitation statement/prospectus contains important information about Obalon, ReShape, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE FINAL JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY, AS THEY CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER AND RELATED MATTERS. In addition to receiving the final joint proxy statement/prospectus and proxy card or voting instruction form by mail, stockholders will also be able to obtain the final joint proxy statement/prospectus, as well as other filings containing information about Obalon, without charge, from the SEC's website (http://www.sec.gov) or, without charge, by directing a written request to: Obalon Therapeutics, Inc., 5421 Avenida Encinas, Suite F, Carlsbad, CA 92008, Attention: Corporate Secretary.